UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Vermillion, Inc.

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February 11, 2013

Vermillion Sets the Record Straight with Respect to

Misinformation by the Goggin Group

Dear Fellow Shareholders:

Over the next six weeks, you will more than likely be inundated with information from the Novak, Bessenyei, Goggin Group (the “Goggin Group”) about Vermillion. Many of the statements to date by the Goggin Group have been filled with misinformation and half-truths. The object of this letter is to fairly present the facts so that you can make an informed decision concerning the issues on the proxy ballot at Vermillion’s annual meeting of shareholders to be held on March 21, 2013.

Here are several examples of the misstatements and half-truths that the Goggin Group has issued and our clarification and statement of the facts:

The Goggin Group says:

“Vermillion’s Board Wrongfully Continues to Delay Annual Stockholder Vote. Triggering Nasdaq Delisting Notice”

Here is what they don’t tell you:

We originally scheduled our 2012 Annual Meeting for June 11, 2012. The Goggin Group filed a lawsuit against Vermillion in the Chancery Court of Delaware regarding our 2012 Annual Meeting. While the case was pending, we were stayed from holding our Annual Meeting. Once the Goggin Group lost the case on November 16, 2012, Vermillion was once again free to hold its 2012 Annual Meeting, which has been scheduled for March 21, 2013, a date approved by the court. An appeal with Nasdaq has been scheduled to clarify the reasons for our delay in holding our annual meeting.

Before, during and after their lawsuit, Vermillion has made every effort to reach a settlement with the Goggin Group and avoid this wasteful proxy contest. Vermillion offered the Goggin Group the Board seat in question, so long as they put up a candidate with relevant healthcare experience. They refused. Vermillion then offered the seat to Mr. Novak, a member of the Goggin Group, since he had legal intellectual property experience that could be useful while on the Board. The Goggin Group refused the offer. Vermillion then offered the seat to Mr. Bessenyei, also a member of the Goggin group. As part of a settlement proposal, the Goggin Group demanded that Mr. Bessenyei be given unilateral veto rights for any new CEO. They also demanded that their fees and expenses be reimbursed in the amount of approximately $500,000, which was not in the best interest of Vermillion Shareholders. We believe that the Goggin Group has not put the interests of shareholders first in insisting on this wasteful proxy contest and demanding to be reimbursed $500,000 in fees and expenses.

The Goggin Group says:

“The Company filed a motion to dismiss the Plaintiff’s complaint on procedural grounds alleging that the required verification of the amended complaint was improperly notarized”

Here is what they don’t tell you:

A recent ruling by the Chancery Court of Delaware found Mr. Goggin knowingly caused his assistant to improperly notarize court filings in connection with a proxy related dispute. Consequently, the court dismissed the lawsuit brought by the Goggin Group.

The Goggin Group says:

“Vermillion has paid $13,176,632 in compensation to its CEO and directors since 2010.”

Here is what they don’t tell you:

Over $10,000,000 of that compensation relates to a “success fee” that was awarded by the Federal Bankruptcy Court in 2009 to former CEO Gail Page and directors Jim Burns and John Hamilton when they successfully brought the company out of bankruptcy in December of 2009. Vermillion was required by the Federal Bankruptcy Court to pay the success fee in 2010 and 2011 and the Board had no discretion in the matter. The success fee was fully disclosed to all shareholders in 2009. Once the success fee is factored out, Vermillion has paid its officers and directors at industry competitive levels over the three years in question. As an example, my annual compensation as the Interim CEO is $252,000 plus a $50,000 bonus package. In addition, I received 100,000 Stock Options. This CEO compensation package is well below industry standards.

The annual approved compensation for a Board member of Vermillion for each of the past two years has varied between $60,000 and $80,000 depending on the Director’s role. These are not large amounts for an experienced Board like ours. All Board-approved compensation has been in the form of stock, not cash. The Board’s compensation in shares of stock, rather than cash, demonstrates our commitment to the ultimate success of Vermillion. Our officers’ compensation is benchmarked against the amounts paid by comparable companies of similar size. Our employees and officers are paid within the benchmarked ranges.

The Election of One Board Nominee

The Goggin Group has proposed a generic five-point plan for your Company. As your Interim CEO, the management team and I developed an extensive 2013-2015 action plan for the business and are in the process of executing this plan.

The Group has nominated Robert S. Goggin as a director nominee. Yet, Mr. Goggin has absolutely no experience of serving on a public company board of directors and absolutely no experience in the healthcare or diagnostic field. He is a professional attorney based out of Philadelphia representing various unions including correctional officers, tradesmen and laborers.

Your Board of Directors has nominated, Roberta L. (Robin) Della Vedova, who has extensive experience in the diagnostic healthcare business. Robin has both large and small company experience. She has been involved with companies in both women’s health and cancer diagnostics. Robin co-founded a company that provided molecular solid tumor testing to physicians and she was personally involved in financing the business while managing the operations of the business. She was instrumental in the negotiations of the sale of the business to a larger company. In her most recent responsibility, Robin expanded the global sales of the diagnostic product line of a life sciences business until it was sold. Robin brings all the skill sets necessary to be a positive contributing member of our Board of Directors. Please vote “FOR” Robin Vedova on the BLUE proxy card. Her experience and expertise will be a tremendous addition to the Board.

The Company’s 2010 Stock Incentive Plan

Vermillion is requesting shareholder approval to increase the number of authorized shares in the 2010 Stock Incentive Plan by 1,300,000 shares (the “Incentive Plan”). We currently have only 22,471 shares available under this plan, clearly not enough shares to attract qualified executives and directors to Vermillion. Your Company needs to replenish shares in the Incentive Plan in order to attract and retain qualified officers, directors and employees. We are not asking for you to approve the Incentive Plan to enrich the officers and directors as the Goggin Group suggests, we are asking you to approve the Incentive Plan to attract and compensate executives, directors and employees. Without the approval of the Incentive Plan, we will have to increase our cash compensation to these individuals. Furthermore, if our executives and directors receive cash compensation instead of stock or options, we are highly likely to continue to lose qualified candidates which occurred during the recent CEO search. Please vote “FOR” the Incentive Plan on the BLUE proxy card. The Incentive Plan is crucial for attracting and retaining qualified officers and directors to lead Vermillion in the future.

As a fellow shareholder and Interim CEO, I ask that you consider the facts before you vote. Please vote the enclosed BLUE proxy card “FOR” the election of Robin Vedova as director, “FOR” Proposals 2, 3 and 4. Please do not vote the Group’s white proxy card.

If you have any questions or comments, please feel free to call me directly or my proxy solicitor, D.F. King & Co., Inc., at (800) 859-8509.

Sincerely,

Bruce A. Huebner

Interim Chief Executive Officer